EXHIBIT 99.16
-------------




AT THE TRUST                  AT THE FINANCIAL RELATIONS BOARD

Karen Dickelman               Larry Stein             Georganne Palffy
Investor Relations            General Inquiries       Analyst Inquiries
312 683-3671                  312 640-6794            312 640-6768



FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 10, 2000



         BANYAN STRATEGIC REALTY TRUST REPORTS $0.18 FFO PER SHARE
                             FOR FIRST QUARTER


BANYAN STRATEGIC REALTY TRUST FIRST QUARTER HIGHLIGHTS*

 .     First Quarter FFO of $2.7 million, or $0.18 per share
 .     Revenues of $9.3 million
 .     EBITDA of $5.4 million
 .     Average occupancy of portfolio 88 percent at March 31, 2000
 .     Quarterly cash distribution of $0.12 per share declared

   *  Per share data presented on diluted basis



CHICAGO, MAY 10, 2000 - Banyan Strategic Realty Trust (Nasdaq:BSRTS) a real estate investment trust, today announced first quarter 2000 funds from operation (FFO) of $2.7 million, or $0.18 per share.

CONSOLIDATED FINANCIAL RESULTS
------------------------------

For the first quarter 2000 Banyan reported net income available to common shareholders of $1.0 million, or $0.07 per share, on revenues of $9.3 million, and FFO of $2.7 million, or $0.18 per share. This compared to net income of $1.2 million, or $0.09 per share, on revenues of $10.4 million and FFO of $2.8 million, or $0.205 per share during the first quarter the previous year. EBITDA (earnings before interest, tax, depreciation and amortization) in the recent quarter was $5.4 million.

PORTFOLIO PERFORMANCE
---------------------

Total revenue for the first quarter 2000 was $9.3 million, which represents a decrease of 10.6 percent from the $10.4 million in revenue reported during the same period last year. This decrease is due to a reduction in the number of properties owned by Banyan during the first quarter 2000 subsequent to the disposition of an office/warehouse property and the entire residential portfolio in late 1999.

On a "same-store" basis when comparing the operational results of the same properties owned by Banyan during the first quarter 2000 with the same period last year, total revenues decreased by approximately $0.1 million. This decrease is primarily attributable to lower occupancy at two of the properties during the recent quarter.

The average occupancy rate at Banyan's 27 properties was 88 percent at March 31, 2000.






                                                                    MORE...

BALANCE SHEET
-------------

As of March 31, 2000, total debt and equity market capitalization was approximately $199 million. EBITDA coverage ratio for the three-month
period ended March 31, 2000 was 2.27 to 1.    The Trust had approximately
$119 million of total debt outstanding as of March 31, 2000, which represents a decrease of approximately 10 percent from total debt outstanding at December 31, 1999.


QUARTERLY CASH DISTRIBUTIONS/FUNDS AVAILABLE FOR DISTRIBUTION
-------------------------------------------------------------

On April 5, 2000 Banyan declared a quarterly cash distribution of $0.12 per share for the first quarter ended March 31, 2000. The distribution is payable May 22, 2000 to shareholders of record as of April 21, 2000.

Funds Available for Distribution (FAD) totaled $2.2 million for the three
months ended March 31, 2000, or $0.15 per share.   This compared to FAD of
$2.3 million or $0.17 per share for the same period last year.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date, the Trust has 14,166,333 shares of beneficial interest outstanding.



EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, CERTAIN MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS, THE ACHIEVEMENT OF WHICH INVOLVE RISKS AND UNCERTAINTIES THAT ARE DETAILED FROM TIME TO TIME IN OUR REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SECTION WILL BE INCLUDED IN OUR FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2000 WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY MAY 15, 2000. WITHOUT LIMITATION THE FOREGOING WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.



            See Banyan's Website at http://www.banyanreit.com.

     For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS".















Financial Tables to Follow

BANYAN STRATEGIC REALTY TRUST
ADD 3

                          SELECTED FINANCIAL DATA
               (Dollars in thousands, except per share data)

                                      Three Months Ended    Year Ended
                                     3/31/00      3/31/99    12/31/99
                                   ----------   ----------  ----------
Total revenue. . . . . . . . . .   $    9,350   $   10,428  $   41,716
Operating expenses . . . . . . .       (8,040)      (9,076)    (36,597)
                                   ----------   ----------  ----------
Operating income . . . . . . . .        1,310        1,352       5,119

Minority interest in
  consolidated partnerships. . .         (126)        (114)       (538)
Net gains on disposition of
  real estate. . . . . . . . . .        --           --          4,089
Extraordinary item, net of
  minority interest. . . . . . .          (42)       --           (183)
                                   ----------   ----------  ----------
Net income . . . . . . . . . . .   $    1,142   $    1,238  $    8,487

Less Income Attributable to
  Preferred Shares . . . . . . .   $     (123)       --          --
                                   ----------   ----------  ----------
Net Income Available
  to Common Shares . . . . . . .   $    1,019   $    1,238  $    8,487
                                   ==========   ==========  ==========
Basic and Diluted Earnings
 Available to Common Shares Per
 Weighted-Average Common Share:
Income Before Net Gains and
  Extraordinary Item . . . . . .   $     0.07   $     0.09  $     0.34
                                   ==========   ==========  ==========
Net Income . . . . . . . . . . .   $     0.07   $     0.09  $     0.63
                                   ==========   ==========  ==========
Weighted average basic shares. .   14,073,785   13,407,319  13,468,514
Weighted average diluted shares.   14,079,232   13,412,875  13,475,072

FUNDS FROM OPERATIONS

Net Income Attributable to
  Common Shares. . . . . . . . .   $    1,019   $    1,238  $    8,487

Add:
---
Depreciation and amortization
  expense. . . . . . . . . . . .        1,630        1,584       6,629

Less:
----
Minority interest share of
  depreciation and amortization
  expense. . . . . . . . . . . .          (82)         (56)       (309)
Net Gain on Disposition of
  Real Estate. . . . . . . . . .        --           --         (4,089)
Extraordinary item, net of
  minority interest. . . . . . .           42        --            183
                                   ----------   ----------  ----------
Funds from operation - Basic . .   $    2,609   $    2,766  $   10,901
                                   ----------   ----------  ----------
Add:
---
Interest on convertible
  debt and preferred dividend. .          136        --          --
                                   ----------   ----------  ----------
Funds from operation - Diluted .   $    2,745   $   2,766   $   10,901
                                   ==========   ==========  ==========
Weighted average basic shares. .   14,073,785   13,407,319  13,468,514
Weighted average diluted shares.   15,325,198   13,412,875  13,475,072

BANYAN STRATEGIC REALTY TRUST
ADD 4

                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)
                          (Dollars in thousands)


                                             March 31,    December 31,
                                               2000           1999
                                            -----------   ------------

Investment in Real Estate, at cost:. . .     $  200,365     $  199,264
    Less:  Accumulated Depreciation. . .        (16,853)       (15,420)
                                             ----------     ----------
                                                183,512        183,844
                                             ----------     ----------

Cash and Cash Equivalents. . . . . . . .          4,907         13,097
Restricted Cash. . . . . . . . . . . . .          3,025          2,668
Other Assets . . . . . . . . . . . . . .          6,751          7,038
                                             ----------     ----------

Total Assets . . . . . . . . . . . . . .     $  198,195     $  206,647
                                             ==========     ==========

Loans and Bonds Payable. . . . . . . . .     $  118,898     $  132,681
Other Liabilities. . . . . . . . . . . .          6,164          6,415
Minority Interest. . . . . . . . . . . .          2,316          2,256
Shareholders' Equity . . . . . . . . . .         70,817         65,295
                                             ----------     ----------
Total Liabilities and
  Shareholders' Equity . . . . . . . . .     $  198,195     $  206,647
                                             ==========     ==========

BANYAN STRATEGIC REALTY TRUST
ADD 5
                                                 PORTFOLIO SUMMARY
                                                                                 Scheduled Lease Expirations
                                                                            ------------------------------------
                                                                            Occu-   4/1-
                                                                 Square     pancy   12/30                  After
                                   Location                      Footage      %     2000    2001   2002    2002
                                   --------                     ---------   -----  ------  ------ ------   -----
FLEX/INDUSTRIAL

Milwaukee Industrial Properties    Milwaukee, Wisconsin           235,800     85%     11%     16%    32%     26%
Elmhurst Metro Court               Elmhurst, Illinois             140,800     66%      6%     37%    12%     11%
Willowbrook Industrial Court       Willowbrook, Illinois           84,300     89%     21%     19%    31%     18%
Lexington Business Center          Lexington, Kentucky            308,800     70%     18%      9%     5%     38%
Newtown Business Center            Lexington, Kentucky             87,100     99%      4%     37%    16%     42%
6901 Riverport Drive               Louisville, Kentucky           322,100    100%     45%      0%     0%     55%
Avalon Ridge Business Park         Norcross, Georgia               57,400    100%      0%      0%     0%    100%
Tower Lane Business Park           Bensenville, IIlinois           95,900    100%     37%     15%    30%     18%
Metric Plaza                       Winter Park, Florida            32,000    100%      0%      0%    69%     31%
Park Center                        Orlando, Florida                47,400     80%      9%     25%    24%     22%
University Corporate Center        Winter Park, Florida           127,800     77%      9%     33%    21%     14%
Johns Creek Office and
  Industrial Park                  Duluth and Suwanee, Georgia    119,300    100%      0%     50%    50%      0%
                                                                ---------    ----    ----    ----   ----    ----
      Sub-Total                                                 1,658,700     86%     19%     18%    18%     31%
                                                                ---------    ----    ----    ----   ----    ----
OFFICE

Colonial Penn Building             Tampa, Florida                  79,200     72%      0%      0%     0%     72%
Commerce Center                    Sarasota, Florida               81,100    100%      0%     11%     5%     84%
Woodcrest Office Park              Tallahassee, Florida           264,900     94%     18%     17%    19%     40%
Midwest Office Center              Oakbrook Terrace, Illinois      77,000     92%     32%     19%    31%     10%
Phoenix Business Park              Atlanta, Georgia               110,600     69%      2%     13%    18%     36%
Butterfield Office Plaza           Oak Brook, Illinois            200,800     95%     21%     20%    38%     16%
Southlake Corporate Center         Morrow, Georgia                 56,200     87%      6%     35%    35%     11%
University Square Business Center  Huntsville, Alabama            184,700     96%     25%     25%    25%     21%
Technology Center                  Huntsville, Alabama             48,500     65%      0%      0%     0%     65%
Airways Plaza Office Center        Memphis, Tennessee              87,800     10%      0%      4%     3%      3%
Peachtree Pointe Office Park       Norcross, Georgia               71,700     91%     27%     13%    16%     35%
Avalon Center Office Park          Norcross, Georgia               53,300    100%      0%      0%     0%    100%
Sand Lake Tech Center              Orlando, Florida                84,100    100%      0%      0%     3%     97%
Technology Park                    Norcross, Georgia              145,700    100%     13%     28%     4%     55%
                                                                ---------    ----    ----    ----   ----    ----
      Sub-Total                                                 1,545,600     87%     13%     16%    17%     41%
                                                                ---------    ----    ----    ----   ----    ----
RETAIL

Northlake Tower Shopping Center    Atlanta, Georgia               321,600     98%      8%      2%     7%     81%
                                                                ---------    ----    ----    ----   ----    ----
      Total                                                     3,525,900     88%     15%     15%    17%     41%
                                                                =========    ====    ====    ====   ====    ====